Exhibit h(7)

                            FUND ACCOUNTING AGREEMENT
                            -------------------------

         AGREEMENT made this 29th day of September, 2000 between Citizens Funds (the "Company"), a Massachusetts business trust having its principal place of business at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, and BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Company, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Fund Accountant.
                  ---------------------------

                  (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

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                  (b)      Performance  of Daily  Accounting  Services.  In
                           addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share and public offering price utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Trustees (hereafter referred to as "Trustees");

                           (iii) Allocate income, expenses, and realized and unrealized gains and losses on multi-class funds in accordance with a methodology prescribed by Rule 18f-3 under the Investment Company Act of 1940;

                           (iv) Post summary shareholder activity received from the Company's transfer agent and reconcile share balances and outstanding payables and receivables for capital share transactions with the transfer agent;

                           (v) Complete and return surveys from industry publications including but not limited to Lipper, Morningstar, Donoghue, DALBAR, Standard and Poors, and the Investment Company Institute;

                           (vi) Report daily cash availability to the Company's investment adviser or appointed sub-advisers;

                           (vii) Reconcile cash, foreign currency and security holdings with the Company's custodian;

                           (viii) Identify, research and post to the general ledger of the Funds all corporate actions;

                           (ix) Provide the Company's investment adviser and any sub-adviser with access to Fund Station;

                           (x)      Provide necessary assistance to the
                                    Company's investment adviser and, if
                                    applicable, the Company's Valuation
                                    Committee with regard to the fair
                                    valuation of securities;

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                           (xi)     Verify and reconcile with the Company's
                                    custodian and investment adviser all daily trade activity;

                           (xii) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, 30-day SEC advertised yield, and weighted average portfolio maturity;

                           (xiii) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ, the Company's transfer agent and other third parties, as directed by the Company;

                           (xiv) Report to the Company the daily market pricing of securities in any money market Funds, and the deviation of the net asset value using market pricing from the net asset value using amortized cost;

                           (xv) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (xvi) Amortize premiums and accrue discounts on securities purchased at a price other than face value, if requested by the Company;

                           (xvii) Update fund accounting system to reflect rate changes, on variable interest rate instruments;

                           (xviii) Post Fund transactions to appropriate general ledger accounts in accordance with GAAP;

                           (xix) Accrue expenses of each Fund according to instructions received from the Company's sub-administrator;

                           (xx) Determine and reconcile the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions, (3) income and expense accounts and (4) other miscellaneous payables and receivables;

                           (xxi) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

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                           (xxii)   Provide such periodic reports as the parties
                                    shall agree upon, as set forth in a separate schedule.

                  (c)      Special Reports and Services.
                           -----------------------------

                           (i) Fund Accountant may provide additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each Fund:


                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)     federal and state income tax
                                            returns and federal excise tax
                                            returns;
                                    (B)     the Company's semi-annual reports
                                            with the Securities and Exchange
                                            Commission ("SEC") on Form N-SAR;
                                    (C)     the Company's annual, semi-annual
                                            and quarterly (if any) shareholder
                                            reports including graphical
                                            presentations therein;
                                    (D)     registration statements on Form
                                            N-1A and other filings relating to
                                            the registration of shares;
                                    (E)     the Administrator's monitoring of
                                            the Company's compliance with
                                            Internal Revenue Code mandatory
                                            qualification requirements, the
                                            requirements of the 1940 Act and
                                            Company prospectus limitations;

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                                    (F)     annual audit by the Company's
                                            auditors; and
                                    (G)     examinations performed by the SEC or
                                            other regulatory agencies.

         2.       Subcontracting.
                  --------------

                  Fund Accountant may, at its expense, with the prior written consent of the Company, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         3.       Compensation.
                  ------------

                  The Company shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       Reimbursement of Expenses.
                  -------------------------

                  In addition to paying Fund Accountant the fees described in
Section 3 hereof, the Company agrees to reimburse Fund Accountant for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

                  (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Company;

                  (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

                  (c) The cost of obtaining security market quotes pursuant to Section l (b)(ii) above;

                  (d) The cost of microfilm or microfiche of records or other materials;

                  (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

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                  (f)      Any expenses Fund Accountant shall incur at the
                           written direction of an officer of the Company thereunto duly authorized; and

                  (g) Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

         5.       Effective Date.
                  --------------

                  This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

         6.       Term.
                  ----

                  This Agreement shall continue for a period of three (3) years from the date of this Agreement (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be reviewed annually for renewal and, if not terminated by provision of a notice of nonrenewal as set forth below, shall be renewed for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term of any Rollover Period, as the case may be.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a series of acts or omissions which, in the aggregate, constitutes, in the sole reasonable judgment of the President of the Company, a material failure to perform satisfactorily Fund Accountant's obligations hereunder; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Upon termination, for so long as Fund Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Fund Accountant but unpaid by the Company upon such

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termination shall be due and payable sixty (60) days from notice of termination. Fund Accountant shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of Fund Accountant's reasonable cash disbursements in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents.

         7.       Standard of Care; Reliance on Records and Instructions;
                  -------------------------------------------------------
                  Indemnification.
                  ----------------

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Company agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such fund given or made to Fund Accountant by a duly authorized representative of the Company; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

         8.       Record Retention and Confidentiality.
                  ------------------------------------

                  Fund Accountant shall keep and maintain on behalf of the Company all books and records which the Company and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9.       Uncontrollable Events.
                  ---------------------

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Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Fund Accountant shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, Fund Accountant shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. Fund Accountant shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Fund Accountant's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

         10.      Reports.
                  -------

                  Fund Accountant will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

         11.      Rights of Ownership.
                  -------------------

                  All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12.      Return of Records.
                  -----------------

                  Fund Accountant may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

         13.      Representations of the Company.
                  ------------------------------


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                  The Company certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Representations of Fund Accountant.
                  ----------------------------------

                  Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15.      Insurance.
                  ---------

                  Fund Accountant shall notify the Company should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

         16.      Information to be Furnished by the Company and Funds.
                  ----------------------------------------------------

                  The Company has furnished to Fund Accountant the following:

                  (a) Copies of the Declaration of Trust of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

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                           (i)      The Company's Bylaws and any amendments
                                    thereto; and

                           (ii) Certified copies of resolutions of the Trustees covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

         17.      Information Furnished by Fund Accountant.
                  ----------------------------------------

                  (a) Fund Accountant has furnished to the Company the following:

                           (i)      Fund Accountant's Articles of Incorporation;
                                    and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

                  (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of
                                    Fund Accountant to execute and deliver this Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Company and to provide accounting services for the Company.

         18.      Amendments to Documents.
                  -----------------------

                  The Company shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Company first obtains Fund Accountant's approval of such amendments or changes.

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         19.      Compliance with Law.
                  -------------------

                  Except for the obligations of Fund Accountant set forth in
Section 8 hereof or pursuant to any other agreement between the parties to this Agreement, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         20.      Notices.
                  -------

                  Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Company, at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801; and if to Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21.      Headings.
                  --------

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22.      Assignment.
                  ----------

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         23.      Governing Law.
                  -------------

                  This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Ohio.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                 CITIZENS FUNDS
                                 --------------


                                 By:  John L. Shields
                                    -----------------------------------------

                                 Title: President
                                       --------------------------------------

                                 BISYS FUND SERVICES OHIO, INC.


                                 By:  William Tomko
                                    -----------------------------------------

                                 Title: President
                                       --------------------------------------







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